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                                                                 EXHIBIT (a)(14)

Investors are urged to read all documents filed with the Commission related to this offer, including the Schedule TO to which this press release is being filed as an exhibit and the S-4(file number 333-95527) relating to the exchange offer, as they contain important information. Investors can receive copies of any of the documents related to this offer for free at the Commission's web site and they are available for free from the registrant by writing or telephoning it at the following address:

                              Investor Relation's Department
                              Read-Rite Corporation
                              345 Los Coches Street
                              Milpitas, California 95035
                              (510)683-7676

Investors can also receive information concerning the exchange offer by calling the information agent, Georgeson Shareholder Communications Inc., at (800) 223-2064 or the dealer manager, Robertson Stephens, at (800) 234-2663.

FOR IMMEDIATE RELEASE
March 3, 2000

                      PRESS RELEASE ISSUED MARCH 3, 2000

            READ-RITE ANNOUNCES CONVERSION PRICE ON EXCHANGE OFFER


      MILPITAS, CA - March 3, 2000 - Read-Rite Corporation (Nasdaq: RDRT) today
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announced that conversion price for the exchange offer has been set at $4.42, which is a 15% premium over the volume weighted average price of the company's common stock for the period February 28, 2000 through March 3, 2000. The offer is scheduled to expire at 5:00 p.m. Eastern Standard Time on March 8, 2000.

     Read-Rite Corporation is one of the world's leading independent manufacturers of magnetic recording heads, head gimbal assemblies (HGAs) and head stack assemblies (HSAs) for disk drives and tape drives. The company is headquartered in Milpitas, California and has operations in Japan, Thailand, the Philippines and Singapore. The company's home page on the world wide web can be reached at http://www.readrite.com.
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